      As filed with the Securities and Exchange Commission on May 17, 2000
                                                        Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          DATAWARE TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

                     Delaware                                          06-1232140
           (State or other jurisdiction                             (I.R.S. Employer
        of incorporation or organization)                        Identification Number)

                                 One Canal Park
                         Cambridge, Massachusetts 02141
                                 (617) 621-0820
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------
                               MICHAEL GONNERMAN
             Vice President, Chief Financial Officer and Treasurer
                          Dataware Technologies, Inc.
                                 One Canal Park
                         Cambridge, Massachusetts 02141
                                 (617) 621-0820
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                with a Copy to:
                                MATTHEW DALLETT
                               Palmer & Dodge LLP
                               One Beacon Street
                          Boston, Massachusetts 02108
                                 (617) 573-0303
        Approximate date of commencement of proposed sale to the public:
   From Time to Time After the Effective Date of This Registration Statement.

                                ---------------

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       Title of each Class                           Proposed Maximum   Proposed Maximum
          of Securities              Amount to be        Offering      Aggregate Offering    Amount of
        to be Registered              Registered     Price Per Unit(1)      Price(2)(3)   Registration Fee
----------------------------------------------------------------------------------------------------------
Debt Securities (3).............
----------------------------------------------------------------------------------------------------------
Preferred Stock, $.01 par value
 per share......................
----------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per
 share..........................
----------------------------------------------------------------------------------------------------------
Warrants........................
----------------------------------------------------------------------------------------------------------
Total for Securities Being
 Registered for the Account of
 the Registrant (4).............      $25,000,000          100%           $25,000,000          $6,600

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The proposed maximum offering price per unit of the securities being registered for the account of the Registrant will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.
(2) The proposed maximum aggregate offering price of the securities being registered for the account of the Registrant has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. Rule 457(o) permits the registration fee to be calculated on the basis of the maximum offering price of all of the securities listed and, therefore, the table does not specify by each class information as to the amount to be registered, the maximum offering price per unit or the proposed maximum aggregate offering price.
(3) If any Debt Securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $25,000,000.
(4) In no event will the aggregate offering price of all securities issued from time to time by the Registrant for its own account pursuant to this Registration Statement exceed $25,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies. The aggregate amount of Dataware Common Stock registered hereunder for the account of the Registrant is further limited to that which is permissible under Rule 415(a)(4) under the Securities Act. The securities registered hereunder may be sold separately or as units with other securities registered hereby.
                                ---------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting an offer to buy +
+these securities in any state where the offer or sale is not permitted.       +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   Subject to Completion, Dated May 17, 2000

PROSPECTUS

                                  $25,000,000

                          DATAWARE TECHNOLOGIES, INC.

          Debt Securities, Preferred Stock, Common Stock and Warrants

  We may offer to the public from time to time in one or more series or issuances:

  . debt securities consisting of debentures, notes or other evidences of indebtedness;

  . shares of our preferred stock;

  . shares of our common stock; or

  . warrants to purchase common stock, preferred stock or debt securities.

  Our common stock trades on the Nasdaq National Market under the symbol "DWTI." The shares of common stock sold by means of a prospectus supplement to this prospectus may be listed on the Nasdaq National Market.

  This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" beginning on page 22 of this prospectus before you make your investment decision.

  See Risk Factors beginning on page 3 for a discussion of certain factors that you should consider before investing in these securities.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

  This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.


                                  -----------

             The date of this prospectus is                 , 2000

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
DATAWARE TECHNOLOGIES, INC.................................................   2

RISK FACTORS...............................................................   3

NOTE ON FORWARD-LOOKING STATEMENTS.........................................   7

USE OF PROCEEDS............................................................   7

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS...........   7

DESCRIPTION OF DEBT SECURITIES.............................................   8

DESCRIPTION OF PREFERRED STOCK.............................................  16

DESCRIPTION OF DATAWARE COMMON STOCK.......................................  17

DESCRIPTION OF WARRANTS....................................................  19

PLAN OF DISTRIBUTION.......................................................  20

LEGAL MATTERS..............................................................  22

EXPERTS....................................................................  22

WHERE YOU CAN FIND MORE INFORMATION........................................  22

                          DATAWARE TECHNOLOGIES, INC.

   During 1999, we began to reposition and restructure the company as an e-Business solutions provider and began making strategic and organizational changes toward that goal. We were previously focused on providing software for enterprise information access, or "knowledge management," and professional electronic publishing applications, as well as multimedia services for CD-ROM and web-based publishing. We are now a full service e-Business provider, working with our clients to create solutions that efficiently translate their businesses to a web-oriented model by incorporating the client's information with our technology and methodology to deliver solutions built around the web, such as portals, e-commerce sites and web-based training. We also continue to develop interactive multimedia, intelligent information retrieval, distributed media and knowledge management solutions.

   We were founded as a Delaware corporation in 1988. You can find additional information about us in our filings with the SEC. See "Where You Can Find More Information" on page 22.

   Our principal offices are located at One Canal Park, Cambridge, Massachusetts 02141, and our main telephone number is (617) 621-0820.

                                  RISK FACTORS

   If you purchase securities offered by this prospectus, you will take on financial risk. In deciding whether to invest, you should carefully consider the following risk factors, the information contained in this prospectus and the other information to which we have referred you. It is especially important to keep these risk factors in mind when you read forward-looking statements appearing in this prospectus.

We may have difficulty transitioning to an e-Business solutions model, which could affect our ability to meet our long-term goals.

   During 1999, we began to transition our business and our corporate organization to an e-Business solutions model. This model involves an extensive personnel reorganization, as well as new sales and marketing strategies. We have made substantial progress in our efforts to position the company as a full service provider in the e-Business market by expanding our e-Business solutions customer base and adding new executives experienced in this area to the management team. However, we may not be able to successfully implement the e-Business solutions model. Some of the risks associated with our revised approach include:

  . we may not effectively complete the necessary reorganization of our personnel;

  . we may not be able to develop appropriate new distribution channels capable of delivering these offerings economically and on time; and

  . we are phasing out our older product lines and may not be able to replace those revenues with revenues from newer offerings.

We expect to incur future operating losses and may never become profitable.

   In recent years we have had significant operating losses, and we expect losses to continue at least for the next few quarters, and possibly longer. During the last three fiscal years, we have incurred cumulative losses of approximately $10.9 million, and in the first quarter of 2000, we incurred a loss of approximately $9.6 million. We expect our operating expenses and capital expenditures to continue to increase as we complete our transition to an e-Business solutions provider. We cannot be certain that we will become profitable after we implement the e-Business solutions model. There are a number of important factors that could adversely affect our profitability, resulting in higher than anticipated costs and/or lower than anticipated revenues including:

  . the impact of significant fixed costs while sales cycles lengthen as we move from selling software products to providing solutions;

  . inherent risks and costs of providing a unique solution for each customer, including uncertainty of customer acceptance;

  . increased employment costs and turnover stemming from the high level of competition for qualified personnel in the e-commerce and software industries; and

  .  reliance on third parties for supply of certain product components.

If our revenue does not increase as expected or operating expenditures exceed our projections, our business, prospects, financial condition and results of operations could be adversely affected.

Even if we raise additional capital, we may not be able to expand or we may have to cut back our operations.

   We anticipate that our liquid assets, anticipated cash from operations and borrowings, and the proceeds of this offering will be sufficient to provide for our growth during 2000. However, if we cannot increase revenues or we suffer additional liquidity problems, we may be required to cut back operations to extend our resources. In general, factors such as the following may cause liquidity problems in the future:

  . unanticipated changes in business conditions or delays in market acceptance of new solutions;

  .  expansion of operations or research and development activities;

  .  development of new distribution channels;

  .  competitive and technological developments; and

  .  future acquisitions of businesses and/or product rights.

Our operating results fluctuate from quarter to quarter, making future operating results difficult to predict.

   We have experienced, and may continue to experience, significant quarterly fluctuations in our operating results. Our shift in business emphasis to an e-Business solutions model has resulted in less predictable sales cycles. Also, a disproportionately large percentage of quarterly sales have historically occurred in the closing weeks of each quarter, making any prediction of quarterly results before the end of a quarter potentially unreliable. In any quarter, there may be a material variation between forecasted quarterly results and actual results. Given these variations, we cannot assure you that we will be consistently profitable during any particular period. A shortfall in revenues during any quarter could cause our earnings for that quarter to fall below expectations, which could adversely impact the market price of our stock.

If we are unable to keep pace with rapid technological changes in the market for our products and services, we may miss market opportunities, which could reduce sales.

   The market for e-Business solutions in general, and information management and distribution products and services in particular, continues to change rapidly. We must keep up with changing technology and customer demands, including technologies and features introduced by our competitors, or we will not be successful.

   As with any new product, our most innovative offerings may be subject to delays in development, "debugging," production, or customization, and will require periods of adjustment to ensure that they are meeting customer requirements. These may cause us to miss market opportunities and future sales.

We face intense competition. If we cannot develop new, improved or more cost effective products and solutions as quickly as our competitors, we will lose sales.

   The markets in which we do business are intensely competitive. Increased competition may result in price reductions, reduced gross margins, lost business, and loss of market share, any of which could have a material adverse effect on our business, operating results and financial condition.

   Our competition varies by:

  .  geography (North America, Europe, Asia);

  .  type of customer (commercial, corporate, government agency); and

  .  market segment (financial services, high technology, etc).

   Our competitors include traditional information retrieval competitors, such as Verity, Inc., Fulcrum Technologies, Inc., and Excalibur Technologies Corporation, as well as very significant companies in various areas of the e-Business solutions market, such as Sapient Corporation, Proxicom, Inc., and Cambridge Technology Partners, Inc. It is likely that new competitors will enter these markets as they continue to grow. Furthermore, as the markets grow, a number of companies could attempt to increase their presence in our markets by acquiring or forming strategic alliances with our competitors or by introducing products or services specifically designed for these markets. Compared to us, many of our current and future competitors have longer operating histories and significantly greater financial, technical, sales, marketing and other resources.

We are dependent on key personnel, whose loss could delay our development initiatives or ability to market to customers.

   Our success depends on our ability to attract, motivate and retain highly skilled technical, management, sales and marketing personnel. Competition for personnel in the e-commerce software and services industry is intense, and we are always at risk of losing key personnel to our competitors. We are still experiencing the impact of higher than average voluntary and involuntary employee turnover, with attendant costs, as the transition to an e-Business solution provider is completed. In addition, we may not be able to attract and retain additional highly skilled employees, which could impair our ability to adequately manage and complete existing projects or develop and introduce competitive new solutions.

Since a large portion of our revenues are generated outside the United States, changes in international markets could affect our overall sales.

   We generate a significant portion of our revenues from international sales. Currently, we have direct sales organizations in the United Kingdom, Denmark and Singapore and have distribution agreements covering other European countries, the Pacific Rim, and South America. Our performance could be adversely affected by changes in the world economies. As a result of doing business abroad, a significant percentage of our revenues and expenses are denominated in foreign currencies that fluctuate in value, relative to the U.S. dollar. Although we may enter into foreign exchange forward contracts and foreign exchange option contracts to offset a portion of the foreign exchange fluctuations, unanticipated events may have a material impact on our results. Risks of doing business abroad include:

  . unanticipated changes in regulatory requirements, tariffs and other barriers;

  .  potential changes in tax and other laws;

  .  greater difficulty in protecting intellectual property rights;

  .  difficulties in managing foreign operations; and

  .  general economic and political conditions.

   These or other factors may have a material adverse effect on our international sales, our ability to collect international receivables, or the value of our assets denominated in foreign currencies, any of which would hurt our operating results.

Market factors that affect certain classes of customers may hurt our results.

   Our revenues depend on our maintaining relationships with certain classes of customers, including:

  . government agencies in the United States, Canada, Germany and the United Kingdom;

  .  corporate and commercial publishers;

  .  financial printers and issuers of securities; and

  .  financial services and health care organizations.

   Factors that affect any of these customer groups may have a substantial adverse effect on our earnings. For example, political pressures may cause governmental customers to reduce spending on our services. A reduction in the amount of business from any customer class could have a material adverse effect on our earnings and may cause actual results to vary materially from quarter to quarter.

We may not be able to obtain or enforce protection for our intellectual property, which could limit our ability to prevent competitors from using our technology.

   Our success depends in large part on the integration of our proprietary technology into e-Business solutions. We rely primarily on a combination of copyright, trademark and trade secret laws, license agreements, employee and third party non-disclosure agreements and other methods to protect our technology from infringement. Various factors create risks in this area. For example, existing copyright laws--even in the United States--afford only limited protection, and it may be difficult to protect proprietary rights in certain international markets where the laws do not offer the same intellectual property protection as U.S. law. Third parties may claim we are infringing their rights. If these claims are made, they may result in costly litigation or require us to license intellectual property rights of others, which may not be possible on reasonable terms or at all. Any such claims, with or without merit, can be time consuming and expensive to defend, which can adversely affect our financial condition.

Year 2000 problems could cause interruption or failure of our internal computer systems and those of our suppliers, which may be expensive to fix.

   To date, no material problems related to the Year 2000 issue have surfaced. It is possible, however, that such problems exist but either have not yet manifested themselves or have not yet been detected. We cannot, of course, predict the nature or materiality of the impact on our operations or operating results of Year 2000 disruption by parties over whom we have no control. These Year 2000 problems may be expensive to fix and could have a material adverse effect on our operating results.

Our common stock may have a volatile trading price and low trading volume.

   The market price of our common stock has been highly volatile and the market for our common stock has experienced significant price and volume fluctuations. In the last twelve months our common stock has traded as low as $1.56 and as high as $18.50. This volatility has often been unrelated to our operating performance, so our stock price could decline even if our e-Business solutions strategy is successful. These fluctuations have adversely affected and may in the future adversely affect the market price of our common stock.

Anti-takeover provisions in our charter and bylaws and under Delaware law could prevent or delay a change in control of our company.

   Provisions of our certificate of incorporation, bylaws, and shareholder rights plan may discourage, delay, or prevent a takeover that shareholders may consider favorable. These provisions may also prevent changes in our management. Some of our anti-takeover provisions include:

  .  Our ability to authorize the issuance of undesignated preferred stock;

  .  A classified board of directors with staggered, three-year terms;

  .  Limiting the persons who may call special meetings of shareholders;

  .  Prohibiting shareholder action by written consent; and

  . Establishing advance notice requirements for nominations for election to the board of directors and for proposing matters that can be acted on by shareholders at shareholder meetings.

   Some provisions of Delaware law may also discourage, delay, or prevent someone from acquiring or merging with us. See "Description of Dataware Common Stock--Anti-Takeover Provisions" beginning on page 17.

                       NOTE ON FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements about our:

  .  projected financial performance;

  .  market opportunities;

  .  solutions development;

  .  commercialization of new solutions; and

  .  future operations.

   These statements can be identified by the use of words such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words and may also appear in our SEC filings incorporated by reference and in other public announcements. These statements are necessarily based on management's knowledge at the time and are subject to known and unknown risks and uncertainties and other factors that could cause our actual results to differ materially from those contemplated by the statements. Although we believe that the assumptions and expectations reflected in these forward-looking statements are reasonable at the time they are made, you should not view them as guarantees of future performance. You should, therefore, consider these forward-looking statements in light of all the information included or referred to in this prospectus, including the risk factors described on pages 3 to 6. These are important factors that could cause future results to differ materially from those projected in the forward-looking statements.

                                USE OF PROCEEDS

   Except as may otherwise be provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include the expansion of our selling and marketing organization, repayment, refinancing, redemption or repurchase of existing indebtedness or capital stock, working capital, capital expenditures, acquisitions of new technologies and businesses and investments. Additional information on the use of net proceeds from the sale of securities offered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

   The following table sets forth our ratio of earnings to combined fixed charges and preferred stock dividends on a historical basis for the periods indicated. For purposes of this calculation, "earnings" consist of income
(loss) before income taxes and fixed charges. "Fixed charges" consist of interest, amortization of debt issuance costs, preferred stock dividends and the component of rental expense believed by management to be representative of the interest factor on those amounts.

                                       Years Ended December 31,
                                      --------------------------
                                                                  Three Months
                                                                     Ended
                                      1995 1996 1997 1998  1999  March 31, 2000
                                      ---- ---- ---- ---- ------ --------------
Ratio of Earnings to Fixed Charges
 (a)................................  8.2  (c)  (c)  (c)  (c)(e)      (c)
Ratio of Earnings to Fixed Charges
 and Preferred Stock Dividends (b)..  8.2  (d)  (d)  (d)  (d)(e)      (d)

--------
(a) The ratio of earnings to fixed charges is computed by dividing net income
    (loss) before income taxes and extraordinary credits and fixed charges (excluding interest capitalized during the period), by fixed charges.
(b) The ratio of earnings to fixed charges and preferred stock dividends is computed by dividing net income (loss) before income taxes and extraordinary credits and fixed charges (excluding interest capitalized during the period), by fixed charges and preferred stock dividend requirements. In April 1997, we issued shares of our Series B Convertible Stock, all of which were converted into common stock in 1997. The preferred stock dividend requirements represent the pretax earnings which would have been required to cover the dividend requirements on our Series B Convertible Preferred Stock.
(c) Due to our losses in these periods, additional earnings of $19.31 million, $6.39 million, $0.10 million, $5.08 million and $9.66 million would have been needed for the years ending 1996, 1997, 1998, 1999 and the three months ending March 31, 2000, respectively, to cover fixed charges for these periods.
(d) Due to our losses in these periods, additional earnings of $19.31 million, $6.45 million, $0.10 million, $5.08 million and $9.66 million would have been needed for the years ending 1996, 1997, 1998, 1999 and the three months ending March 31, 2000, respectively, to cover fixed charges for these periods.
(e) Included in earnings for 1999 was a non-recurring gain of $5.09 million before income taxes relating to the sale of a portion of our investment in Northern Light Technology LLC, as disclosed in Note M of our consolidated financial statements appearing in our annual report on Form 10-K. If this sale had not occurred, the total additional earnings needed to achieve a 1:1 coverage ratio of earnings to fixed charges and earnings to fixed charges and preferred stock dividends would have been $10.17 million.

                         DESCRIPTION OF DEBT SECURITIES

   We will issue the debt securities (the "Debt Securities") offered by this prospectus and any accompanying prospectus supplement under an indenture (the "Indenture") to be entered into between us and the trustee identified in the applicable prospectus supplement (the "Trustee"). The terms of the Debt Securities will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the Indenture. We have filed a copy of the proposed form of Indenture as an exhibit to the registration statement in which this prospectus is included. Each Indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939.

   We may offer under this prospectus up to an aggregate principal amount of $25,000,000 in Debt Securities. If Debt Securities are issued at a discount, or in a foreign currency, foreign currency units or composite currency, the principal amount may be sold for an initial public offering price of up to $25,000,000. Unless otherwise specified in the applicable prospectus supplement, the Debt Securities will represent direct, unsecured obligations of Dataware and will rank equally with all of our other unsecured indebtedness.

   The following statements relating to the Debt Securities and the form of Indenture are summaries and do not purport to be complete, and are subject in their entirety to the detailed provisions of the applicable Indenture.

General

   We may issue the Debt Securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will describe the particular terms of each series of Debt Securities in a prospectus supplement relating to that series, which we will file with the SEC. To review the terms of a series of Debt Securities, you must refer to both the prospectus supplement for the particular series and to the description of Debt Securities in this prospectus.

   The prospectus supplement will set forth the following terms of the Debt Securities in respect of which this prospectus is delivered:

  .  the title of the series;

  .  the aggregate principal amount;

  . the issue price or prices, expressed as a percentage of the aggregate principal amount of the Debt Securities;

  .  any limit on the aggregate principal amount;

  .  the date or dates on which principal is payable;

  . the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates;

  . the date or dates from which interest, if any, will be payable and any regular record date for the interest payable;

  . the place or places where principal and, if applicable, premium and interest, is payable;

  . the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the Debt Securities;

  . the denominations in which such Debt Securities may be issuable, if other than denominations of $1,000 or any integral multiple of that number;

  . whether the Debt Securities are to be issuable in the form of certificated Debt Securities (as described below) or global Debt Securities (as described below);

  . the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the Debt Securities;

  .  the currency of denomination;

  . the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

  . if payments of principal and, if applicable, premium or interest, on the Debt Securities are to be made in one or more currencies or currency units other than the currency of denomination, the manner in which the exchange rate with respect to such payments will be determined;

  . if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index, then the manner in which such amounts will be determined;

  . the provisions, if any, relating to any collateral provided for such Debt Securities;

  . any addition to or change in the covenants and/or the acceleration provisions described in this prospectus or in the Indenture;

  . any Events of Default, if not otherwise described in this prospectus under "Events of Default";

  . the terms and conditions for conversion into or exchange for shares of common stock or preferred stock;

  . any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents;

  . the terms and conditions, if any, upon which the Debt Securities shall be subordinated in right of payment to other indebtedness of Dataware;

  .  if applicable, whether the Debt Securities will be defeasible; and

  . any other terms, which may modify or delete any provision of the Indenture insofar as it applies to the series.

   We may issue discount Debt Securities ("Discount Securities") that provide for an amount less than the stated principal amount to be due and payable upon acceleration of the maturity of such Debt Securities in accordance to the terms of the Indenture. We may also issue Debt Securities in bearer form, with or without coupons. If we issue Discount Securities or Debt Securities in bearer form, we will describe U.S. federal income tax considerations and other special considerations which apply to these Debt Securities in the applicable prospectus supplement.

   We may issue Debt Securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do, we will describe the restrictions, elections, general tax considerations, specific terms and other information relating to the Debt Securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Exchange and/or Conversion Rights

   We may issue Debt Securities that can be exchanged for or converted into shares of our common stock or preferred stock. If we do, we will describe the term of exchange or conversion in the prospectus supplement relating to these Debt Securities.

Transfer and Exchange

   We may issue Debt Securities that will be represented by either:

  . "book-entry securities," which means that there will be one or more global securities registered in the name of The Depository Trust Company, as Depository (the "Depository"), or a nominee of the Depository; or

  . "certificated securities," which means that they will be represented by a certificate issued in definitive registered form.

   We will specify in the prospectus supplement applicable to a particular offering whether the Debt Securities offered will be book-entry or certificated securities. Except as set forth under "-- Global Debt Securities and Book Entry System" below, book-entry Debt Securities will not be issuable in certificated form.

Certificated Debt Securities

   If you hold certificated Debt Securities, you may transfer or exchange the debt securities at the Trustee's office or at the paying agency in accordance with the terms of the Indenture. You will not be charged a service charge for any transfer or exchange of certificated Debt Securities, but may be required to pay an amount sufficient to cover any tax or other governmental charge payable in connection with such transfer or exchange.

   You may effect the transfer of certificated Debt Securities and of the right to receive the principal of, premium, and/or interest, if any, on the certificated Debt Securities only by surrendering the certificate representing the certificated Debt Securities and having us or the Trustee issue a new certificate to the new holder.

Global Debt Securities and Book Entry System

   The Depository has indicated that it would follow the procedures described below to book-entry Debt Securities.

   Beneficial interests in book-entry Debt Securities may be owned only by participants that have accounts with the Depository for the related global Debt Security or persons that hold interests through participants. Upon the issuance of a global Debt Security, the Depository will credit, on its book-entry registration and transfer system, each participants' account with the principal amount of the book-entry Debt Securities represented by such global Debt Security that is beneficially owned by the participant. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of such book-entry Debt Securities. Ownership of book-entry Debt Securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depository for the related global Debt Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in book-entry Debt Securities.

   So long as the Depository for a global Debt Security, or its nominee, is the registered owner of a global Debt Security, the Depository or its nominee will be considered the sole owner or holder of the book-entry Debt Securities represented by the global Debt Security for all purposes under the Indenture. Except as described below, beneficial owners of book-entry Debt Securities will not be entitled to have such securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing the securities and will not be considered the owners or holders of the securities under the Indenture. Accordingly, each person who beneficially owns book-entry Debt Securities and desires to exercise its rights as a holder under the Indenture, must rely on the procedures of the Depository for the related global Debt Security. If a person is not a participant, they must rely on the procedures of the participant through which they own their interest, to exercise the rights.

   We understand, however, that under existing industry practice, the Depository will authorize the persons on whose behalf it holds a global Debt Security to exercise certain rights of holders of Debt Securities. Dataware, the Trustee, and any of their agents, will treat as the holder of a Debt Security the persons specified in a written statement of the Depository with respect to the global Debt Security for purposes of obtaining any consents or directions required to be given by holders of the Debt Securities under the Indenture.

   Payments of principal and, if applicable, premium and interest, on book-entry Debt Securities will be made to the Depository or its nominee, as the case may be, as the registered holder of the related global Debt Security. Dataware and the Trustee, and any of their agents will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such global Debt Security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

   We expect that the Depository, upon receipt of any payment of principal of, premium, if any, or interest, if any, on a global Debt Security, will immediately credit participants' accounts with payments in amounts proportionate to the amounts of book-entry Debt Securities held by each participant as shown on the records of the Depository. We also expect that payments by participants to owners of beneficial interests in book-entry Debt Securities held through the participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of the participants.

   If the Depository is at any time unwilling or unable to continue as Depository or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, we will appoint a successor Depository. If we do not appoint a successor Depository registered as a clearing agency under the Securities Exchange Act of 1934 within 90 days, we will issue certificated Debt Securities in exchange for each global Debt Security. In addition, we may at any time and in our sole discretion determine not to have the book-entry Debt Securities of any series represented by one or more global Debt Securities. If this happens, we will issue certificated Debt Securities in exchange for the global Debt Securities of the effected series. Global Debt Securities will also be exchangeable by the holders for certificated Debt Securities if an Event of Default (see "Events of Default" below) with respect to the book-entry Debt Securities represented by the global Debt Securities has occurred and is continuing. Any certificated Debt Securities issued in exchange for a global Debt Security will be registered in such name or names as the Depository shall instruct the Trustee. We expect that such instructions will be based upon directions received by the Depository from participants.

   We obtained the information in this section concerning the Depository and the Depository's book-entry system from sources we believe to be reliable, but we do not take any responsibility for the accuracy of this information.

No Protection in the Event of Change of Control

   The form of Indenture does not have any covenants or other provisions providing for a put or increased interest or otherwise that would afford holders of Debt Securities additional protection in the event of a recapitalization transaction, a change of control of Dataware or a highly leveraged transaction. If we offer any covenants or provisions of this type with respect to any Debt Securities in the future, we will describe them in the applicable prospectus supplement.

Covenants

   Unless otherwise indicated in this prospectus or a prospectus supplement, the Debt Securities will not have the benefit of any covenants that limit or restrict our business or operations, the pledging of our assets or the incurrence by us of indebtedness. We will describe in the applicable prospectus supplement any material covenants in respect of a series of Debt Securities.

   With respect to any series of senior subordinated Debt Securities, we will agree not to issue debt that is, expressly by its terms, subordinated in right of payment to any other debt of Dataware and that is not ranked on a parity with, or subordinate and junior in right of payment to, the senior subordinated Debt Securities.

Consolidation, Merger and Sale of Assets

   The form of Indenture provides that we will not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, unless:

  . the person formed by the consolidation or into or with which we are merged or the person to which our properties and assets are conveyed, transferred, sold or leased, is a corporation organized and existing under the laws of the U.S., any state or the District of Columbia or a corporation or comparable legal entity organized under the laws of a foreign jurisdiction and, if we are not the surviving person, the surviving person has expressly assumed all of our obligations, including the payment of the principal of and, premium, if any, and interest on the Debt Securities and the performance of the other covenants under the Indenture; and

  . immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing under the Indenture.

Events of Default

   Unless otherwise specified in the applicable prospectus supplement, the following events will be Events of Default under the applicable Indenture with respect to Debt Securities of any series:

  . we fail to pay any principal of, or premium, if any, when it becomes due;

  .  we fail to pay any interest within 30 days after it becomes due;

  . we fail to observe or perform any other covenant in the Debt Securities or the Indenture for 60 days after written notice specifying the failure from the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Debt Securities of that series;

  . we are in default under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of indebtedness under which we or any significant subsidiaries then has more than $25 million in outstanding indebtedness, individually or in the aggregate, and either
     (a) the indebtedness is already due and payable in full or (b) the default or defaults have resulted in the acceleration of the maturity of such indebtedness;

  . any final judgment or judgments that can no longer be appealed for the payment of more than $25 million in money (not covered by insurance) is rendered against us or any of our significant subsidiaries and has not been discharged for any period of 60 consecutive days during which a stay of enforcement is not in effect; and

  . certain events occur involving bankruptcy, insolvency or reorganization of Dataware or any of our significant subsidiaries.

   The Trustee may withhold notice to the holders of the Debt Securities of any series of any default, except in payment of principal or premium, if any, or interest on the Debt Securities of a series, if the Trustee considers it to be in the best interest of the holders of the Debt Securities of that series to do so.

   If an Event of Default (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization) occurs, and is continuing, then the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Debt Securities of any series may accelerate the maturity of the Debt Securities. If this happens, the entire principal amount, plus the premium, if any, of all the outstanding Debt Securities of the affected series plus accrued interest to the date of acceleration will be immediately due and payable. At any time after the acceleration, but before a judgment or decree based on such acceleration is obtained by the Trustee, the holders of a majority in aggregate principal amount of outstanding Debt Securities of such series may rescind and annul such acceleration if:

  . all Events of Default (other than nonpayment of accelerated principal, premium or interest) have been cured or waived;

  .  all overdue interest and overdue principal has been paid; and

  .  the rescission would not conflict with any judgment or decree.

In addition, if the acceleration occurs at any time when Dataware has outstanding indebtedness that is senior to the Debt Securities, the payment of the principal amount of outstanding Debt Securities may be subordinated in right of payment to the prior payment of any amounts due under the senior indebtedness, in which case the holders of Debt Securities will be entitled to payment under the terms prescribed in the instruments evidencing the senior indebtedness and the applicable Indenture.

   If an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization occurs, the principal, premium and interest amount with respect to all of the Debt Securities of any series will be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Debt Securities of that series.

   The holders of a majority in principal amount of the outstanding Debt Securities of a series will have the right to waive any existing default or compliance with any provision of the applicable Indenture or the Debt Securities of that series and to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.

   No holder of any Debt Security of a series will have any right to institute any proceeding with respect to the Indenture or for any remedy under the Indenture, unless:

  . the holder gives to the Trustee written notice of a continuing Event of Default;

  . the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of the affected series make a written request and offer reasonable indemnity to the Trustee to institute a proceeding as trustee;

  . the Trustee fails to institute a proceeding within 60 days of such request; and

  . the holders of a majority in aggregate principal amount of the outstanding Debt Securities of the affected series do not give the Trustee a direction inconsistent with such request during such 60-day period.

   However, these limitations do not apply to a suit instituted for payment on Debt Securities of any series on or after the due dates expressed in the Debt Securities.

Modification and Waiver

   From time to time, we and the Trustee under any Indenture may, without the consent of holders of the Debt Securities of one or more series, amend the Indenture or the Debt Securities of one or more series, or supplement the Indenture, for certain specified purposes, including:

  . to provide that the surviving entity following a change of control of Dataware permitted under the Indenture will assume all of our obligations under the Indenture and Debt Securities;

  . to provide for uncertificated Debt Securities in addition to certificated Debt Securities;

  . to comply with any requirements of the SEC under the Trust Indenture Act of 1939;

  . to cure any ambiguity, defect or inconsistency, or make any other change that does not materially and adversely affect the rights of any holder;

  .  to issue and establish the form and terms and conditions; and

  . to appoint a successor Trustee under the Indenture with respect to one or more series.

   From time to time we and the trustee may, with the consent of holders of at least a majority in principal amount of the outstanding Debt Securities, amend or supplement the Indenture or the Debt Securities, or waive compliance in a particular instance by us with any provision of the Indenture or the Debt Securities. However, we may not, without the consent of each holder affected by such action, modify or supplement the Indenture or the Debt Securities or waive compliance with any provision of the Indenture or the Debt Securities in order to:

  . reduce the amount of Debt Securities whose holders must consent to an amendment, supplement, or waiver to the Indenture or such Debt Security;

  .  reduce the rate of or change the time for payment of interest;

  .  reduce the principal of or premium on or change the stated maturity;

  . make any Debt Security payable in money other than that stated in the Debt Security;

  . change the amount or time of any payment required or reduce the premium payable upon any redemption, or change the time before which no such redemption may be made;

  . waive a default on the payment of the principal of, interest on, or redemption payment; or

  . take any other action otherwise prohibited by the Indenture to be taken without the consent of each holder affected by the action.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

   The form of Indenture permits us, at any time, to elect to discharge our obligations with respect to one or more series of Debt Securities by following certain procedures described in the Indenture. These procedures will allow us either:

  . to defease and be discharged from any and all of our obligations with respect to any Debt Securities except for the following obligations (which discharge is referred to as "legal defeasance"):

    (1) to register the transfer or exchange of such Debt Securities;

    (2) to replace temporary or mutilated, destroyed, lost or stolen Debt Securities;

    (3) to compensate and indemnify the Trustee; or

    (4) to maintain an office or agency in respect of the Debt Securities and to hold monies for payment in trust; or

  . to be released from our obligations with respect to the Debt Securities under certain covenants contained in the Indenture, as well as any additional covenants which may be contained in the applicable supplemental indenture (which release is referred to as "covenant defeasance").

   In order to exercise either defeasance option, we must deposit with the Trustee or other qualifying trustee, in trust for that purpose:

  .  money;

  . U.S. Government Obligations (as described below) or Foreign Government Obligations (as described below) which through the scheduled payment of principal and interest in accordance with their terms will provide money; or

  . a combination of money and/or U.S. Government Obligations and/or Foreign Government Obligations sufficient in the written opinion of a nationally-recognized firm of independent accountants to provide money;

which in each case specified above, provides a sufficient amount to pay the principal of, premium, if any, and interest, if any, on the Debt Securities of a series, on the scheduled due dates or on a selected date of redemption in accordance with the terms of the Indenture.

   In addition, defeasance may be effected only if, among other things:

  . in the case of either legal or covenant defeasance, we deliver to the Trustee an opinion of counsel, as specified in the Indenture, stating that as a result of the defeasance neither the trust nor the Trustee will be required to register as an investment company under the Investment Company Act of 1940;

  . in the case of legal defeasance, we deliver to the Trustee an opinion of counsel stating that we have received from, or there has been published by, the Internal Revenue Service a ruling to the effect that, or there has been a change in any applicable federal income tax law with the effect that (and the opinion shall confirm that), the holders of outstanding Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes solely as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner, including as a result of prepayment, and at the same times as would have been the case if legal defeasance had not occurred;

  . in the case of covenant defeasance, we deliver to the Trustee an opinion of counsel to the effect that the holders of the outstanding Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if covenant defeasance had not occurred; and

  .  certain other conditions described in the Indenture are satisfied.

   If we fail to comply with our remaining obligations under the applicable Indenture and applicable supplemental indenture after a covenant defeasance of the Indenture and applicable supplemental indenture, and the Debt Securities are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and/or U.S. Government Obligations and/or Foreign Government Obligations on deposit with the Trustee could be insufficient to pay amounts due under the Debt Securities of the affected series at the time of acceleration. We will, however, remain liable in respect of these payments.

   The term "U.S. Government Obligations" as used in the above discussion means securities that are direct obligations of or non-callable obligations guaranteed by the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

   The term "Foreign Government Obligations" as used in the above discussion means, with respect to Debt Securities of any series that are denominated in a currency other than U.S. dollars (1) direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged or (2) obligations of a person controlled or supervised by or acting as an agent or instrumentality of such government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which in either case under clauses (1) or (2), are not callable or redeemable at the option of the issuer.

Regarding the Trustee

   We will identify the Trustee with respect to any series of Debt Securities in the prospectus supplement relating to the applicable Debt Securities. You should note that if the Trustee becomes a creditor of the Company, the Indenture and the Trust Indenture Act of 1939 limit the rights of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim, as security or otherwise. The Trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates. If, however, the Trustee, acquires any "conflicting interest" within the meaning of the Trust Indenture Act of 1939, it must eliminate such conflict or resign.

   Unless otherwise provided in the applicable Indenture, the holders of a majority in principal amount of the then outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. If an Event of Default occurs and is continuing, the Trustee, in the exercise of its rights and powers, must use the degree of care and skill of a prudent person in the conduct of his or her own affairs. Subject to that provision, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Debt Securities, unless they have offered to the Trustee reasonable indemnity or security.

                         DESCRIPTION OF PREFERRED STOCK

   We currently have authorized 8,000,000 shares of undesignated preferred stock, none of which were issued and outstanding as of the date of this prospectus. 300,000 of such shares have been designated "Series A Junior Participating Preferred Stock," none of which are issued and outstanding, and 3,000 of such shares were designated and issued as "Series B Convertible Preferred Stock" and subsequently converted and cancelled. Under Delaware law and our charter, our board of directors may, without further action of the shareholders, issue shares of the undesignated preferred stock from time to time in one or more series. Subject to limitations prescribed by Delaware law and our charter and by-laws, the board of directors may fix the number of shares constituting each series of preferred stock and the rights and preferences of such series. These may include provisions concerning voting rights, redemption (including sinking fund provisions), dividends, liquidation preferences, conversion rights, and any other subjects or matters as may be fixed by resolution of the board or an authorized committee of the board.

   If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the preferred stock with the SEC. This description will include:

  .  the title of the series;

  . the number of shares offered, the liquidation preference per share and the purchase price;

  . the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for such dividends;

  . whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

  .  the procedures for any auction and remarketing, if any;

  .  the provisions for a sinking fund, if any;

  .  the provisions for redemption, if applicable;

  .  any listing of the preferred stock on any securities exchange or market;

  . whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price (or how it will be calculated) and conversion period;

  . whether the preferred stock will be exchangeable into Debt Securities, and, if applicable, the exchange price (or how it will be calculated) and exchange period;

  .  voting rights, if any, of the preferred stock;

  . whether interests in the preferred stock will be represented by depositary shares;

  . a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

  . the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the company;

  . any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of Dataware; and

  . any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

   The preferred stock offered by this prospectus will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

   Unless we specify otherwise in the applicable prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of Dataware, rank as follows:

  . senior to our common stock, and to all equity securities issued by Dataware the terms of which specifically provide that they rank junior to the preferred stock with respect to those rights;

  . on a parity with all equity securities issued by us that do not rank senior or junior to the preferred stock with respect to those rights; and

  . junior to all equity securities issued by us the terms of which do not specifically provide that they rank on a parity with or junior to the preferred stock with respect to these rights (including any entity with which we may be merged or consolidated or to which all or substantially all of our assets may be transferred or which transfers all or substantially all of our assets).

   As used for these purposes, the term "equity securities" does not include convertible debt securities.

                      DESCRIPTION OF DATAWARE COMMON STOCK

Authorized Common Stock

   We are authorized to issue 30,000,000 shares of common stock. On May 12, 2000, there were 10,531,927 shares of our common stock issued and outstanding.

 Voting Rights

   Each share of our common stock entitles the holder to one vote on matters to be voted upon by the shareholders. There are no cumulative voting rights.

 Dividends; Liquidation Rights

   Subject to the preferential rights of the holders of any class of preferred stock then outstanding, holders of our common stock are entitled to receive ratable dividends as may be declared by the board out of funds legally available for such purpose. However, we have never paid cash dividends on our common stock. Currently, we intend to retain our earnings to finance future growth. Accordingly, we do not expect to pay any cash dividends on our common stock in the near future.

   Upon a liquidation, dissolution of winding up of Dataware, the holders of common stock share ratably in our corporate assets available for distribution, subject to the preferential rights of the holders of any then outstanding preferred stock.

 Other Provisions

   The common stock has no preemptive, subscription, redemption or conversion rights.

   The common stock offered by this prospectus will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

"Anti-Takeover" Provisions

 Contractual Measures

   Our charter and by-laws contain provisions that could discourage potential takeover attempts and prevent shareholders from changing our management. For example, our charter and by-laws divide our board of directors into three classes as nearly equal in size as possible with staggered three-year terms. Under our by-laws, any vacancy on the board of directors may only be filled by vote of a majority of the directors then in office or by the vote of the shareholders. These provisions are likely to increase the time required for the shareholders to change the composition of the board of directors. Our charter and by-laws also provide that any action required or permitted to be taken by our shareholders at an annual meeting or special meeting of shareholders may only be taken if it is properly brought before such meeting and may not be taken by written consent in lieu of a meeting. Our charter and by-laws provide that special meetings of the shareholders may only be called by our board of directors, the chairman of the board or president. The by-laws further provide that in order to nominate anyone as a director or for any matter to be considered properly brought before an annual meeting, a shareholder must comply with certain requirements regarding advance notice. These provisions could have the effect of delaying until the next annual shareholders' meeting actions that are favored by the holders of a majority of our outstanding voting securities.

   In addition, we have a shareholder rights plan. Under the plan, each outstanding share of our common stock carries with it a right, currently unexercisable, that if triggered permits the holder to purchase large amounts of our or any successor entity's securities at a discount and/or trade those purchase rights separately from the common stock. The rights are triggered when a person acquires, or makes a tender or exchange offer to acquire, 15% of our common stock's voting power. The plan, however, prohibits the 15% acquiror, or its affiliates, from exercising these purchase rights. As a result, the acquirer's interest in us would be substantially diluted. The rights are described completely in a rights agreement between us and American Stock Transfer & Trust Company as rights agent. The rights agreement and two amendments to the agreement are contained in exhibits to our Forms 8-K filed with the SEC on July 18, 1996 and April 17, 1997, and our Form 10-K filed on March 13, 2000, and are incorporated in this document by reference.

Delaware Anti-takeover Statute

   We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. In general, this statute prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. Subject to certain exceptions, an interested shareholder is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

Limitation of Liability

   As permitted by the Delaware General Corporation Law, our charter eliminates the directors' personal liability for monetary damages to us and our shareholders for breach of fiduciary duty as a director, unless they:

  .  breach their duty of loyalty to us and our shareholders;

  .  act in bad faith;

  .  knowingly or intentionally violate the law;

  .  engage in self-dealing; or

  .  authorize unlawful dividends or repurchases of stock.

Transfer Agent and Registrar

   American Stock Transfer & Trust Company is the registrar and transfer agent for our common stock. Its telephone number is (212) 936-5100.

                            DESCRIPTION OF WARRANTS

General

   We may issue warrants to purchase Debt Securities (the "Debt Warrants"), preferred stock (the "Preferred Stock Warrants") or common stock (the "Common Stock Warrants" and, collectively with the Debt Warrants and the Preferred Stock Warrants, the "Warrants"). Warrants may be issued independently or together with any other securities offered by this prospectus and may be attached to or separate from the other securities. If Warrants are issued, they will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent (the "Warrant Agent"), all of which will be described in the prospectus supplement relating to the Warrants being offered.

Debt Warrants

   We will describe the terms of the Debt Warrants offered in the applicable prospectus supplement, the Warrant Agreement relating to the Debt Warrants and the Debt Warrant certificates representing the Debt Warrants, including the following:

  .  the title;

  .  the aggregate number offered;

  .  their issue price or prices;

  . the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise, and the procedures and conditions relating to exercise;

  . the designation and terms of any related Debt Securities and the number of such Debt Warrants issued with each Debt Security;

  . the date, if any, on and after which the Debt Warrants and the related Debt Securities will be separately transferable;

  . the principal amount of Debt Securities purchasable upon exercise, and the price at which such principal amount of Debt Securities may be purchased upon exercise;

  .  the commencement and expiration dates of the right to exercise;

  .  the maximum or minimum number which may be exercised at any time;

  . a discussion of the material U.S. federal income tax considerations applicable to exercise; and

  .  any other terms, procedures and limitations relating to exercise.

   Debt Warrant certificates will be exchangeable for new Debt Warrant certificates of different denominations, and Debt Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable prospectus supplement. Before exercising their Debt Warrants, holders will not have any of the rights of holders of the securities purchasable upon such exercise and will not be entitled to payments of principal of, or premium, if any, or interest, if any, on the securities purchasable upon such exercise.

Other Warrants

   The applicable prospectus supplement will describe the following terms of Preferred Stock Warrants or Common Stock Warrants offered under this prospectus:

  .  the title;

  .  the securities issuable upon exercise;

  .  the issue price or prices;

  . the number of such Warrants issued with each share of preferred stock or common stock;

  . any provisions for adjustment of (1) the number or amount of shares of preferred stock or common stock receivable upon exercise of the Warrants or (2) the exercise price;

  . if applicable, the date on and after which the Warrants and the related preferred stock or common stock will be separately transferable;

  . if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the Warrants;

  . any other terms, including terms, procedures and limitations relating to exchange and exercise;

  .  the commencement and expiration dates of the right to exercise; and

  .  the maximum or minimum number which may be exercised at any time.

Exercise of Warrants

   Each Warrant will entitle the holder to purchase for cash or in consideration of canceling a portion of the Warrant such principal amount of Debt Securities or shares of preferred stock or common stock at the applicable exercise price set forth in, or determined as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised Warrants will become void.

   Warrants may be exercised by delivering to the corporation trust office of the Warrant Agent or any other officer indicated in the applicable prospectus supplement (a) the Warrant certificate properly completed and duly executed and
(b) payment of the amount due upon exercise or notice of cancellation of a portion of the Warrant. As soon as practicable following the exercise, we will forward the Debt Securities or shares of preferred stock or common stock purchasable upon the exercise. If less than all of the Warrants represented by a Warrant certificate are exercised, a new Warrant certificate will be issued for the remaining Warrants.

                              PLAN OF DISTRIBUTION

   We may sell the securities being offered by us in this prospectus:

  .  directly to purchasers;

  .  through agents;

  .  through dealers;

  .  through underwriters; or

  .  through a combination of any of these methods of sale.

   We and our agents and underwriters may sell the securities being offered by us in this prospectus from time to time in one or more transactions:

  .  at a fixed price or prices, which may be changed;

  .  at market prices prevailing at the time of sale;

  .  at prices related to such prevailing market prices; or

  .  at negotiated prices.

   We may solicit directly offers to purchase securities. We may also designate agents from time to time to solicit offers to purchase securities. Any agent that we designate, who may be deemed to be an "underwriter" as that term is defined in the Securities Act of 1933, may then resell such securities to the public at varying prices to be determined by such agent at the time of resale.

   If we use underwriters to sell securities, we will enter into an underwriting agreement with the underwriters at the time of the sale to them. The names of the underwriters will be set forth in the prospectus supplement that will be used by them together with this prospectus to make resales of the securities to the public. In connection with the sale of the securities offered, the underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions. Underwriters may also receive commissions from purchasers of the securities.

   Underwriters may also use dealers to sell securities. If this happens, the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

   Any underwriting compensation paid by us to underwriters in connection with the offering of the securities offered in this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.

   Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that they may be required to make in respect of such liabilities. Underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

   If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers, or other persons to solicit offers by certain institutions to purchase the securities offered by us under this prospectus pursuant to contracts providing for payment and delivery on a future date or dates. The obligations of any purchaser under these contracts will be subject only to those conditions described in the applicable prospectus supplement, and the prospectus supplement will set forth the price to be paid for securities pursuant to those contracts and the commissions payable for solicitation of the contracts.

   Any underwriter may engage in over-allotment, stabilizing and syndicate short covering transactions and penalty bids in accordance with Regulation M of the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by such dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

   Each series of securities offered under this prospectus will be a new issue with no established trading market, other than our common stock, which is listed on the Nasdaq National Market. Any shares of our common stock sold pursuant to a prospectus supplement will be listed on the Nasdaq National Market or on the exchange on which the common stock offered is then listed, subject to official notice of issuance. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities that they purchase, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We may elect to list any of the securities we may offer from time to time for trading on an exchange or on the Nasdaq National Market, but we are not obligated to do so.

   The anticipated date of delivery of the securities offered hereby will be set forth in the applicable prospectus supplement relating to each offering.

                                 LEGAL MATTERS

   Our counsel, Palmer & Dodge LLP, Boston, Massachusetts, will give us an opinion on the legality and validity of the securities offered by this prospectus and any accompanying prospectus supplement. Matthew C. Dallett, a partner of Palmer & Dodge LLP, is the Assistant Secretary of Dataware.

                                    EXPERTS

   The financial statements incorporated in this Registration Statement on Form S-3 by reference to the Annual Report of Dataware Technologies, Inc. on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note A to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC's public reference rooms at the following locations:

   Public Reference Room   New York Regional Office   Chicago Regional Office
  450 Fifth Street, N.W.     7 World Trade Center         Citicorp Center
         Room 1024                Suite 1300          500 West Madison Street
  Washington, D.C. 20549      New York, NY 10048            Suite 1400
                                                      Chicago, IL 60661-2511

   Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information concerning Dataware may also be inspected at the offices of The Nasdaq Stock Market, which is located at 1735 K Street, N.W., Washington, D.C. 20006.

   The SEC allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information in this prospectus by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 before the sale of all the shares covered by this prospectus:

  . Annual Report on Form 10-K for the year ended December 31, 1999, as filed with the SEC on March 13, 2000; and

  . Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, as filed with the SEC on May 12, 2000.

  . The description of the common stock contained in our Registration Statement on Form 8-A, declared effective by the SEC on July 19, 1993, including any amendment or reports filed to update the description.

   You may request a copy of these filings, at no cost, by writing or telephoning Susan Weiner, Controller at our principal executive offices, which are located at One Canal Park, Cambridge, Massachusetts 02141; Telephone: (617) 621-0820, or by sending an e-mail to: info@dataware.com. Additional information about Dataware is available in our Internet website at http://www.dataware.com. The information on our website is not incorporated by reference into this prospectus.

   You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. This
prospectus is dated        , 2000. You should not assume that the information
contained in this prospectus is accurate as of any date other than that date. Neither the delivery of this prospectus nor the sale of securities creates any implication to the contrary.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following is an estimate of the fees and expenses, other than underwriting discounts and commissions, payable or reimbursable by Dataware in connection with the issuance and distribution of the offered securities offered by this prospectus.

     SEC registration fee............................................... $  6,600
     Printing and engraving expenses....................................  100,000
     Legal fees and expenses............................................   20,000
     Accounting fees and expenses.......................................   10,000
     Rating agency fees.................................................   50,000
     Transfer agent fees and expenses...................................   15,000
     Fees and expenses of the Trustee...................................   15,000
     Miscellaneous......................................................   13,000
                                                                         --------
       Total............................................................ $229,600
                                                                         ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Section 145 of the Delaware General Corporation Law permits the Registrant to indemnify directors, officers, employees and agents of the Registrant against actual and reasonable expenses (including attorneys' fees) incurred by them in connection with any action, suit or proceeding brought against them by reason of their status or service as a director, officer, employee or agent by or on behalf of the Registrant, and against expenses (including attorneys' fees), judgments, fines and settlements actually and reasonably incurred by him in connection with any such action, suit or proceeding, if (i) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and (ii) in the case of a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Except as ordered by a court, no indemnification shall be made in connection with any proceeding brought by or in the right of the corporation where the person involved is adjudged to be liable to the Registrant.

   Article FIFTH, Section 6 of the Registrant's Restated Certificate of Incorporation, as amended to date provides that the Registrant shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become a director or officer of the Registrant, or is or was serving, or has agreed to serve at the request of the Registrant as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided for in Article FIFTH is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of shareholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons. Article FIFTH further permits the Board of Directors to authorize the grant of indemnification rights to other employees and agents of the Registrant and such rights may be equivalent to, or greater or less than, those set forth in Article FIFTH.

   Article FIFTH, Section 7 of the Registrant's Restated Certificate of Incorporation, as amended to date, provides that a director shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent that elimination or limitation of liability is not permitted under the Delaware General Corporation Law as in effect when such liability is determined.

   Article V, Section 1 of the By-Laws of the Registrant, as amended through to date, permits the Registrant to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Registrant against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of the General Corporation Law of the State of Delaware.

   The Registrant maintains liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Registrant.

ITEM 16. EXHIBITS

   See Exhibit Index immediately following signature pages.

ITEM 17. UNDERTAKINGS

   (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
  Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (d) The undersigned registrant hereby undertakes to file an application determining the eligibility of the trustee to act under subsection (a) of
Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305 (b)(2) of the Act.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on May 17, 2000.

                                          DATAWARE TECHNOLOGIES, INC.

                                          By:      /s/ Michael Gonnerman
                                             ----------------------------------
                                             Michael Gonnerman
                                             Vice President, Chief Financial
                                             Officer
                                             and Treasurer

                               POWER OF ATTORNEY

   We, the undersigned officers and directors of Dataware Technologies, Inc., hereby severally constitute and appoint David Mahoney, Michael Gonnerman, and Matthew C. Dallett and each of them singly, our true and lawful attorneys, with full power to them in any and all capacitates, to sign any amendments to this Registration Statement on Form S-3 (including Pre- and Post-Effective Amendments), and any related Rule 462(b) registration statement or Rule 462(c) registration statement or amendment thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                 Signature                           Title               Date
                 ---------                           -----               ----

             /s/ David Mahoney              President and Chief      May 17, 2000
___________________________________________ Executive Officer
               David Mahoney                (Principal Executive
                                            Officer)


           /s/ Michael Gonnerman            Vice President, Chief    May 17, 2000
___________________________________________ Financial Officer and
             Michael Gonnerman              Treasurer (Principal
                                            Financial and Principal
                                            Accounting Officer)




                                            Vice Chairman and Senior May   , 2000
___________________________________________ Executive Vice President
            Jeffrey O. Nyweide              of Business Development
                                            and Director


           /s/ Stephen H. Beach             Director                 May 17, 2000
___________________________________________
             Stephen H. Beach


          /s/ William R. Lonergan           Director                 May 17, 2000
___________________________________________
            William R. Lonergan

                                 EXHIBIT INDEX

 Exhibit
   No.                                 Description
 -------                               -----------
   1.1   Form of Underwriting Agreement. *
 4.1.1   Restated Certificate of Incorporation, as amended through April 14,
         1997. Filed as Exhibit 3.1 to Dataware's Current Report on Form 8-K
         (File No. 0-21860) on April 17, 1997, and incorporated herein by reference.
 4.1.2   Certificate of Amendment to Restated Certificate of Incorporation, as
         amended through April 13, 2000. Filed as Exhibit 4.1.2 to Dataware's
         Registration Statement on Form S-3 (File No. 333-75855) on May 5,
         2000, and incorporated herein by reference.
   4.2   By-laws of Dataware, as amended through February 9, 1999. Filed as
         Exhibit 3.2 to Dataware's Form 10-K (File No. 0-21860) for the year ended December 31, 1998, and incorporated herein by reference.
 4.3.1   Rights Agreement dated July 8, 1996, by and between American Stock
         Transfer & Trust Company as Rights Agent and the Registrant (the
         "Rights Agreement"). Filed as Exhibit 4 to Dataware's Current Report
         on Form 8-K (File No. 0-21860) on July 18, 1996, and incorporated herein by reference.
 4.3.2   First Amendment to the Rights Agreement, dated April 14, 1997. Filed as Exhibit 4.1 to Dataware's Current Report on Form 8-K (File No. 0-
         21860) on April 17, 1997, and incorporated herein by reference.
 4.3.3   Second Amendment to the Rights Agreement, dated December 14, 1999.
         Filed as Exhibit 4.3 to Dataware's Annual Report on Form 10-K (File
         No. 0-21860) on March 13, 2000, and incorporated herein by reference.
   4.4   Form of Indenture. Filed herewith.
   4.5   Specimen certificate for shares of Common Stock of Dataware. Filed as
         Exhibit 4.1 to Dataware's Registration Statement on Form S-1 (File No.
         033-63308) on May 25, 1993, and incorporated herein by reference.
   4.6   Certificate of Designation of Preferred Stock. *
   4.7   Form of Preferred Stock Certificate. *
   4.8   Form of Warrant Agreement. *
   4.9   Form of Warrant. *
   5.1   Opinion of Palmer & Dodge LLP. Filed herewith.
  12.1   Calculation of Ratio of Earnings to Fixed Charges and Preferred Stock
         Dividends. Filed herewith.
  23.1   Consent of Palmer & Dodge LLP (contained in Exhibit 5.1 hereto).
  23.2   Consent of PricewaterhouseCoopers LLP, independent accountants to
         Dataware. Filed herewith.
  24.1   Power of Attorney. Included on signature page and filed herewith.
  25.1   Statement of Eligibility of Trustee on Form T-1. **

--------
 * To be filed by amendment or by a Current Report on Form 8-K pursuant to Item 601(b) of Regulation S-K.
** To be filed separately pursuant to Section 305(b)(2) of the Trust Indenture
   Act of 1939.